CERTIFICATE OF INCORPORATION
                                       OF
                         MORRIS MATERIAL HANDLING, INC.

      The undersigned, Margaret M. Dall, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: The name of the Corporation is:

      Morris Material Handling, Inc. (the "Corporation").

      SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Corporation Service Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

      FIFTH: The name and mailing address of the incorporator is as follows:

                        Margaret M. Dall
                        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                        Suite 400
                        Washington, D.C. 20036

      SIXTH: Except as otherwise provided in the bylaws of the Corporation, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

      SEVENTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

      EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

      NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

      ELEVENTH: Pursuant to Section 203(b) of the General Corporation Law of the State of Delaware, the Corporation hereby expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this certificate, hereby declaring and certifying that this is his act and deed, and that the facts herein stated are true, and accordingly has hereunto set his hand this 4th day of March, 1998.

                              /s/ Margaret M. Dall
                              -------------------------------
                              Margaret M. Dall, Incorporator